Exhibit 3.1

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/15/1998
981483138 – 2979633

CERTIFICATE OF FORMATION

OF

TEAM HEALTH HOLDINGS, L.L.C.

This Certificate of Formation is being executed as of December 15,1998, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del.C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Team Health Holdings, L.L.C. (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 9 East Loockerman Street, Dover, Delaware 19901. The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Joan D. Donovan
Joan D. Donovan
Its:	Authorized Person